UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
		   		    Washington, D.C.  20549

					  SCHEDULE 13G/A

	    		  Under the Securities Exchange Act of 1934

				       (Amendment No. 4)


				 Photovoltaic Solar Cells Inc.

					(Name of Issuer)

			                Common

			    (Title of Class of Securities)


					 71940B-20-8

					(CUSIP Number)


                 		   December 31, 2010

	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X|	Rule 13d-1(b)
| |	Rule 13d-1(c)
| |	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















CUSIP No. 71940B-20-8		Schedule 13GA			Page 2 of 5
___________________________________________________________________________
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Perkins Capital Managment, Inc.
41-1501962
___________________________________________________________________________

2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a) /  /
(b) /  /
___________________________________________________________________________
3.SEC Use Only
___________________________________________________________________________
4.Citizenship or Place of Organization
A Minnesota Corporation
___________________________________________________________________________
Number of
			5.Sole Voting Power

Shares Bene-	175,000
			_________________________________________________________

ficially owned	6.Shared Voting Power

			0
by Each		_________________________________________________________

			7.Sole Dispositive Power

			550,000
Reporting		_________________________________________________________

			8.Shared Dispositive Power

Person With:	0
___________________________________________________________________________
9.Aggregate Amount Beneficially Owned by Each Reporting Person

   550,000
____________________________________________________________________________
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   						(See Instructions)
____________________________________________________________________________
11.Percent of Class Represented by Amount in Row 9

   11.1%
____________________________________________________________________________
12.Type of Reporting Person (See Instructions)

   IA
____________________________________________________________________________














Item 1.

(a)Name of Issuer:
   Photovoltaic Solar Cells, Inc.


(b)Address of Issuer's Principal Executive Offices
   4115 Bandy Blvd, Unit A-7
   Fort Pierce, FL  34981


Item 2.

(a)Name of Person Filing
   Perkins Capital Managment, Inc.

(b)Address of Principal Business Office or, if none, Residence
   730 Lake St E
   Wayzata, MN  55391

(c)Citizenship
   A Minnesota Corporation


(d)Title of Class of Securities
   Common


(e)CUSIP Number
   71940B-20-8

Item 3. If this statement is filed pursuant to ss240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) | |	Broker or dealer registered under section 15 of the
		Act (15 U.S.C. 78o).
(b) | |	Bank as defined in section 3(s)(6) of the Act (15 U.S.C. 78c).
(c) | |	Insurance Company as defined in section 3(a)(19) of the
		Act (15 U.S.C. 78c).
(d) | |	Investment Company registered under section 8 of the
		Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) |X|	An investment adviser in accordance with
		s240.13d-1(b)(1)(ii)(E);
(f) | |	An employee benefit plan or endowment fund in accordance
		with s240.13d-1(b)(1)(ii)(F);
(g) | |	A parent holding company or control person in accordance
		with s240.13d-1(b)(ii)(G);
(h) | |	A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) | |	A church plan that is excluded from the definition of an
		investment company under section 3c(14) of the	Investment
		Company Act of 1940 (15 U.S.C. 80a-3);
(j) | |	Group, in accordance with s240.13d-1(b)(1)(ii)(J).

















Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:
    550,000 (375,000 held on behalf of clients and 175,000 held by Richard W. Perkins, President of Perkins Capital Management, Inc.)

(b) Percent of Class:
    11.1% (7.6% held on behalf of clients and 3.5% held by Richard
    W. Perkins in various trusts)

(c) Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote:
       	350,000 (175,000 shares for Perkins Capital Management, Inc. and 175,000 shares for Richard W. Perkins, President of
		Perkins Capital Managment, Inc.)

	(ii) Shared power to vote or to direct the vote:
       	0

	(iii) Sole power to dispose or to direct the disposition of:
		550,000 (375,000 shares for Perkins Capital Management, Inc. and 175,000 shares for Richard W. Perkins, President of Perkins Capital Managment, Inc.)

	(iv) Shared power to dispose or to direct the disposition of:
		0

Instruction: For computations regarding securities which represent a right to acquire an underlying security see s240.13d(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.



Item 6.	Ownership of More than Five Percent on Behalf of Another Person.


Item 7.	Identification and Classification of the Subsidiary Which Acquired
		the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group
















Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 7, 2011
                                        ______________________________
                                                    (Date)



                                           /s/Richard C. Perkins
                                        ______________________________
                                                 (Signature)



                                              Richard C. Perkins
                                        Executive VP/Portfolio Manager
                                        ______________________________
                                                 (Name/Title)